Exhibit 99.1

Contact:

Brian Beades

212-810-5596

invrel@blackrock.com

BlackRock Reports Fourth Quarter Diluted EPS of $2.43

2007 Full Year Diluted EPS of $7.53

Assets Under Management Rise to $1.357 Trillion at December 31, 2007

New York, January 17, 2008 – BlackRock, Inc. (NYSE:BLK) today reported net income for the fourth quarter and year ended December 31, 2007 of $322 million and $995 million, respectively. Diluted earnings per share for the fourth quarter and year ended December 31, 2007 were $2.43 and $7.53, compared to $1.28 and $3.87 in comparable periods of 2006. Reported operating margin for the fourth quarter and full year of 2007 was 32.4% and 26.7%, respectively, compared to 24.2% and 22.5% in comparable periods of 2006. Fourth quarter 2007 results reflect the impact of the acquisition of the fund of funds business of Quellos Group, LLC (“Quellos”) as well as the first presentation of year over year comparative results including the operations of Merrill Lynch Investment Managers (“MLIM”), which was acquired on September 29, 2006. Diluted earnings per share for the fourth quarter and full year 2006 included integration charges associated with the MLIM merger of $0.25 and $1.07 per share, respectively. Diluted earnings per share for the fourth quarter 2007 and full year 2007 included MLIM integration charges of less than $0.01 and $0.10 per share, respectively.

Adjusted diluted earnings per share1 of $2.52 and $8.17 for the fourth quarter and year ended December 31, 2007 increased approximately 56.5% and 53.3%, respectively, from the $1.61 and $5.33 earned in the comparable periods of 2006. Adjusted diluted earnings per share increased $0.23, or 10.0%, from the $2.29 earned in the third quarter of 2007. The increase was attributable to strong growth from operations, including approximately a $0.10 contribution due to the Quellos acquisition.

Operating margin, as adjusted1 was 38.8% for fourth quarter 2007 compared with 37.8% for the fourth quarter 2006. Full year 2007 operating margin, as adjusted, which included the impact of a $92 million increase in amortization of intangible assets associated with the MLIM and Quellos acquisitions, rose approximately one percent to 37.5%.

Assets under management (“AUM”) totaled $1.357 trillion at December 31, 2007, up $57.1 billion since third quarter-end and $232.0 billion since December 31, 2006. Net new business totaled $30.7 billion during the fourth quarter and $137.6 billion for the full year, representing organic growth rates of 9.7% (annualized) and 12.2%, respectively. In addition, we acquired $21.9 billion of assets on October 1, 2007 when we closed the acquisition of Quellos’ fund of funds business. Market conditions gave rise to robust demand for BlackRock Solutions® services. During the quarter, we added two new Aladdin® mandates and were retained for twelve short-term advisory assignments. As of January 14, 2008, our new business pipeline included $30.7 billion of wins funded or to be funded, including $18.9 billion in cash management products.

[1]	See notes (a), (b) and (c) to the Condensed Consolidated Statements of Income and Supplemental Information in Attachment I on pages 8, 9, 10 and 11.

“The markets were exceptionally volatile during the fourth quarter as investors digested the implications of the U.S. housing slump, the ongoing sub-prime debacle, a sustained liquidity contraction and a weaker dollar,” stated Laurence D. Fink, Chairman and Chief Executive Officer of BlackRock. “International institutions have continued to invest substantial sums in U.S. Treasuries and more recently in capital instruments issued by various financial institutions. Yet, low interest rates and a weaker dollar suggest increased allocations outside the U.S. over time, as well as faster adoption of new strategies, including liability driven investing, the increased use of multiple asset class products and the mainstreaming of alternatives. This outlook reinforces our strategic focus on investment performance, globalization and product diversification, client service and independent advice.

“I am incredibly proud of how the firm has navigated the market turmoil. We had adopted a conservative credit bias earlier in the cycle and remained rigorous in our risk management discipline. Although we were not completely unscathed by the market, we were well positioned and have benefited in a number of ways. We attracted over $75 billion of net inflows in our cash management products in 2007. We worked with our retail distribution partners and institutional clients to offer products that seek to capitalize on the current market environment. These efforts contributed to raising over $23 billion in equity and balanced assets and $27 billion in fixed income. We also committed substantial capital to seed a variety of alternative investments, aligning our interests with clients and raising $15 billion in assets and capital commitments in these products. We will continue to devote our time and capital to developing innovative and opportunistic strategies for our clients. Finally, we have had unprecedented demand for our BlackRock Solutions advisory services and we will continue to invest in expansion of these capabilities.

“The degree to which investors have responded to our platform and entrusted their assets to BlackRock has been extraordinarily gratifying. The expertise and energy that our employees bring to serving BlackRock’s clients has never been greater, and I am equally thankful for their efforts to differentiate our firm day-in and day-out. During 2007, we made tremendous progress on the integration of MLIM and the Quellos fund of funds business, including the ongoing implementation of our global platform and reinforcement of a unified culture. The success of the past year is a clear sign to me that our global, integrated model is working as we strive to meet increasing client demand for broader and deeper relationships. As we look forward, we are focused on the challenges of continued market volatility and adverse economic conditions, on the need to continue to build out our global platform and continually enhance our capabilities and, most importantly, on providing thoughtful and comprehensive service to our clients.”

Fourth Quarter Business Highlights

Business activity in the fourth quarter reflected the conservative stance adopted by investors in the face of highly unstable market conditions. The impact on BlackRock’s net new business by product, region and clients is summarized below.

•

The industry-wide influx in money market funds continued to dominate net flows, contributing $22.2 billion or 72% of the total for the quarter. In contrast, fixed income suffered net outflows of $4.4 billion and transfers of $1.6 billion, as clients repositioned their portfolios and sought opportunistic strategies with which to exploit market dislocations. We capitalized on continued interest in alternatives, raising $4.5 billion in capital commitments for distressed credit and mortgage funds (a portion of which has been drawn and is counted in AUM), adding $1.4 billion in fund of funds, $1.2 billion in real estate, and $1.1 billion in other alternative products. We also had a record new business quarter in equity and balanced products, with net new business of $10.8 billion, led by $5.5 billion of net inflows in balanced and asset allocation funds, $3.7 billion in sector funds, particularly natural resources, and $991 million in U.S. equity strategies.

•

Clients’ investment interests varied considerably by region during the quarter, and we benefited from the breadth of our capabilities and our global presence. On the basis of net inflows, results were skewed: $22.4 billion or 73% of net new business was from U.S. clients and $8.3 billion or 27% was from international investors. The net new revenues were, however, more balanced than the asset flows suggest, since U.S. investment activity was concentrated in low fee money market funds, while international clients invested almost entirely in higher revenue yielding equity and alternative products.

•

We also continued to benefit from our ability to serve a wide variety of clients. During the quarter, net sales to retail and high net worth investors worldwide exceeded $17.9 billion, including $10.2 billion and $7.7 billion from U.S. and international investors, respectively. Notably, BlackRock ranked near the top of its peers in retail sales in Australia, the U.K. and Taiwan for the full year, and we significantly expanded our product placements with our U.S. distribution partners. Fourth quarter net new business from institutional clients totaled $12.8 billion, with $18.5 billion of inflows from cash management and other institutional investors which were partially offset by $5.7 billion of outflows resulting from client mergers and restructurings. We expect the tremendous build up in institutional liquidity assets to be temporary, and a substantial portion of those assets to be redeployed to longer-dated strategies as market conditions stabilize.

•

The liquidity crunch and associated market disruption has given rise to even greater demand for advisory services that marry our extensive capital markets and structuring expertise with our rigorous modeling and analytical capabilities. BlackRock Solutions closed the year on a very strong note, adding two new Aladdin (system outsourcing) mandates and twelve new short-term advisory assignments, nine of which were completed during the quarter. We also finished the technology conversion for our fund of funds acquisition and continued to make progress on our global equity system implementation, which remains on track for completion this year.

•

Investment performance remained competitive across much of the platform, which is vital to supporting new business momentum heading into 2008. For the one-, three- and five-year periods ended December 31, 2007, 84% or more of our equity and balanced fund assets, and 58% or more of our bond fund assets, ranked in the top two quartiles of their peer groups. As of January 14, 2008, our new business pipeline remained robust, with $30.7 billion of wins funded or to be funded, including $18.9 billion of inflows in cash management products since year-end. We also have a number of BlackRock Solutions contracts in negotiation and a wide range of searches in process across products and regions.

Fourth Quarter Financial Highlights

Full year 2006 reflects the impact of the MLIM transaction subsequent to closing on September 29, 2006. Given the magnitude of the acquired business, the Company has omitted discussion of full year 2007 line item variances versus full year 2006.

Comparison to the Third Quarter of 2007

Fourth quarter 2007 revenues were $1,444 million compared to $1,298 million in third quarter 2007. Revenues increased $146 million, or 11.3%, from third quarter 2007, reflecting higher levels of AUM in all asset classes.

•

Base advisory and administration fees of $1,160 million in fourth quarter 2007 increased $134 million, or 13.0%, compared to $1,026 million in third quarter 2007 primarily due to a $47 million increase in alternative investment product fees (including approximately $44 million related to Quellos), a $42 million increase in equity and balanced fees, and a $29 million and $16 million increase in cash management and fixed income fees, respectively.

•

Performance fees were $153 million in fourth quarter 2007, compared to $149 million in third quarter 2007. Fourth quarter 2007 performance fees reflect strong investment performance from alternative products (including approximately $16 million related to Quellos), particularly from energy, international equity separate accounts and fixed income hedge funds.

•

Other revenue, which includes BlackRock Solutions and property management fees, was $99 million for fourth quarter 2007 versus $90 million in third quarter 2007. Fourth quarter 2007 BlackRock Solutions revenue rose to $62 million compared to $48 million in third quarter 2007, an increase of 30.0%. The increase in fourth quarter 2007 BlackRock Solutions revenue primarily reflects an increase in portfolio advisory services.

Fourth quarter 2007 operating expenses were $976 million, compared to $898 million in third quarter 2007, excluding a one-time insourcing expense in third quarter 2007 of $128 million related to certain closed-end fund administration and servicing arrangements with Merrill Lynch. The $78 million, or 8.7%, increase compared to third quarter 2007 was primarily due to:

•

$12 million increase in employee compensation and benefits primarily related to increased staff, including approximately $20 million related to the impact of Quellos, partially offset by lower performance fee related incentives as these fees were subject to higher deferred compensation awards.

•	$8 million increase in portfolio administration and servicing costs due to higher levels of AUM.

•

$53 million increase in general and administration expenses primarily related to a $24 million increase in costs associated with the support of two enhanced cash funds, a $15 million increase in marketing and promotional costs, and an $11 million increase in portfolio services and professional services. Fourth quarter 2007 costs associated with the two enhanced cash funds reflect $18 million contributed by BlackRock in support of fund net asset values and a $12 million charge reflecting the valuation of capital support agreements covering certain securities remaining in the funds.

•	$5 million increase in amortization of intangibles due to an increase in finite life management contracts related to the Quellos acquisition.

Fourth quarter 2007 operating income, as adjusted, totaled $489 million, an increase of $65 million or 15.5%, from the $424 million earned in third quarter of 2007. The increase reflects strong revenue growth in investment advisory and administration base fees offset by higher expenses due to an increase in business activity and support of two enhanced cash funds.

Fourth quarter 2007 non-operating income was $29 million, compared to $128 million in third quarter 2007. Fourth quarter 2007 non-operating income was offset by approximately $9 million of non-controlling interest compared to $82 million in third quarter 2007. The decrease in non-operating income, net of non-controlling interest, of $26 million primarily reflects a decline in net investment gains from seed investments in real estate and private equity products of $20 million and $3 million, respectively, $12 million of increased impairments related to seed investments in collateralized debt obligations, offset by an $18 million increase in net investment gains from seed investments in hedge fund and fund of funds products. In addition, interest expense increased $9 million compared to the third quarter due to higher interest expense related to the issuance of long term debt in September 2007.

Fourth quarter 2007 income taxes were $166 million, compared to $63 million in third quarter 2007. Income taxes for the third quarter 2007 included a one-time tax benefit of $51 million associated with tax legislation enacted by the United Kingdom and Germany that will reduce corporate income tax rates in those jurisdictions in 2008. Accordingly, BlackRock revalued its deferred tax liabilities attributable to these two jurisdictions.

Comparison to the Fourth Quarter of 2006

Fourth quarter 2007 revenues were $1,444 million compared to $1,019 million in fourth quarter 2006. Revenues increased $425 million, or 41.8% from fourth quarter 2006, reflecting higher levels of AUM in all asset classes and increased performance fees.

•

Base advisory and administration fees of $1,160 million in fourth quarter 2007 increased $297 million, or 34.4%, compared to $863 million in fourth quarter 2006 due to increases in AUM across all asset classes, including $44 million of fees related to Quellos.

•

Performance fees were $153 million in fourth quarter 2007, compared to $40 million in fourth quarter 2006. The $113 million increase relates to higher performance fees in international equity separate accounts, energy and fixed income hedge funds, fund of funds related to Quellos ($16 million) and real estate products.

•

Other revenue, which includes BlackRock Solutions and property management fees, was $99 million for fourth quarter 2007 versus $87 million in fourth quarter 2006. Fourth quarter 2007 BlackRock Solutions revenue rose to $62 million compared to $45 million in fourth quarter 2006, an increase of 36%. The increase in fourth quarter 2007 BlackRock Solutions revenue primarily reflects an increase in portfolio advisory services as well as additional Aladdin mandates.

Fourth quarter 2007 operating expenses were $976 million, compared to $772 million in fourth quarter 2006. The $204 million, or 26.4% increase compared to fourth quarter 2006, was primarily due to:

•	$137 million increase in employee compensation and benefits primarily related to higher incentive compensation particularly associated with an increase in performance fees as well as increased staff.

•	$23 million increase in portfolio administration and servicing costs due to higher levels of AUM.

•

$35 million increase in general and administration expenses primarily related to $30 million of costs associated with two enhanced cash funds, a $19 million increase in marketing and promotional costs, a $10 million increase in professional services, and a $14 million increase in portfolio services offset by a $44 million reduction in MLIM integration expenses.

Fourth quarter 2007 operating income, as adjusted, totaled $489 million, an increase of $163 million or 49.9%, from the $326 million earned in fourth quarter 2006. The increase reflects strong revenue growth in investment advisory and administration base and performance fees offset by higher expenses due to increased business activity.

Teleconference and Webcast Information

BlackRock will host a teleconference call for investors and analysts on Thursday, January 17, 2008, at 9:00 a.m. (Eastern Time) to discuss its fourth quarter results. Members of the public who are interested in participating in the teleconference should dial, from the United States, (800) 374-0176, or from outside the United States, (706) 679-4634, shortly before 9:00 a.m. and reference the BlackRock Conference Call (ID Number 30398355). A live, listen-only webcast will also be available via the investor relations section of www.blackrock.com.

Both the teleconference and webcast will be available for replay by 1:00 p.m. on Thursday, January 17, 2008 and ending at midnight on Thursday, January 24, 2008. To access the replay of the teleconference, callers from the United States should dial (800) 642-1687 and callers from outside the United States should dial (706) 645-9291 and enter the Conference ID Number 30398355. To access the webcast, please visit the investor relations section of www.blackrock.com.

Performance Notes

Past performance is no guarantee of future results. Mutual fund performance data is net of fees and expenses and assumes the reinvestment of dividends and capital gains distributions. BlackRock waives certain fees, without which performance would be lower. Investments in mutual funds are neither insured nor guaranteed by the U.S. government. Relative peer group performance is based on quartiles from Lipper Inc. for U.S. funds and Morningstar, Inc. for non-U.S. funds. Rankings are based on total returns with dividends and distributions reinvested and do not reflect sales charges. Funds with returns among the top 50% of a peer group of funds with comparable objectives are in the top two quartiles.

About BlackRock

BlackRock is one of the world’s largest publicly traded investment management firms. At December 31, 2007, BlackRock’s AUM was $1.357 trillion. The firm manages assets on behalf of institutions and individuals worldwide through a variety of equity, fixed income, cash management and alternative investment products. In addition, a growing number of institutional investors use BlackRock Solutions investment system, risk management and financial advisory services. Headquartered in New York City, as of December 31, 2007, the firm has approximately 5,500 employees in 19 countries and a major presence in key global markets, including the U.S., Europe, Asia, Australia and the Middle East. For additional information, please visit the Company’s website at www.blackrock.com.

Forward-Looking Statements

This press release, and other statements that BlackRock may make, may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock’s SEC reports and those identified elsewhere in this communication, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; (3) the relative and absolute investment performance of BlackRock’s investment products, including its separately managed accounts; (4) the impact of increased competition; (5) the impact of capital improvement projects; (6) the impact of future acquisitions or divestitures; (7) the unfavorable resolution of legal proceedings; (8) the extent and timing of any share repurchases; (9) the impact, extent and timing of technological changes and the adequacy of intellectual property protection; (10) the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to BlackRock, Merrill Lynch or PNC; (11) terrorist activities and international hostilities, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries and BlackRock; (12) the ability to attract and retain highly talented professionals; (13) fluctuations in foreign currency exchange rates, which may adversely affect the value of advisory and administration fees earned by BlackRock; (14) the impact of changes to tax legislation and, generally, the tax position of the Company; (15) BlackRock’s ability to successfully integrate the MLIM and Quellos businesses with its existing business; (16) the ability of BlackRock to effectively manage the former MLIM and Quellos assets along with its historical assets under management; and (17) BlackRock’s success in maintaining the distribution of its products.

BlackRock’s Annual Reports on Form 10-K and BlackRock’s subsequent filings with the SEC, accessible on the SEC’s website at http://www.sec.gov and on BlackRock’s website at http://www.blackrock.com, discuss these factors in more detail and identify additional factors that can affect forward-looking statements. The information contained on our website is not a part of this press release.

# # #

Attachment I

BlackRock, Inc.

Condensed Consolidated Statements of Income and Supplemental Information

(Dollar amounts in thousands, except per share data)

(unaudited)

	Three months ended December 31,		% Change	Three months ended September 30, 2007	% Change	Year ended December 31,		% Change
	2007	2006				2007	2006
Revenue
Investment advisory and administration base fees	$1,159,511	$862,967	34.4%	$1,026,430	13.0%	$4,010,061	$1,598,741	150.8%
Investment advisory performance fees	152,670	39,914	282.5%	149,382	2.2%	350,188	242,282	44.5%

Investment advisory and administration fees	1,312,181	902,881	45.3%	1,175,812	11.6%	4,360,249	1,841,023	136.8%
Distribution fees	33,055	28,726	15.1%	32,310	2.3%	123,052	35,903	242.7%
Other revenue	98,943	86,918	13.8%	89,957	10.0%	361,354	221,050	63.5%

Total revenue	1,444,179	1,018,525	41.8%	1,298,079	11.3%	4,844,655	2,097,976	130.9%

Expenses
Employee compensation and benefits	511,246	374,455	36.5%	499,742	2.3%	1,767,063	934,887	89.0%
Portfolio administration and servicing	146,606	124,003	18.2%	138,850	5.6%	547,620	172,531	217.4%
Amortization of deferred sales costs	29,057	25,296	14.9%	28,763	1.0%	108,091	29,940	261.0%
General and administration	253,010	217,625	16.3%	199,807	26.6%	870,367	416,853	108.8%
Termination of closed-end fund administration and servicing arrangements	—	—	NM	128,114	(100.0)%	128,114	—	NM
Fee sharing payment	—	—	NM	—	NM	—	34,450	(100.0)%
Amortization of intangible assets	36,544	31,064	17.6%	31,085	17.6%	129,736	37,515	245.8%

Total expenses	976,463	772,443	26.4%	1,026,361	(4.9)%	3,550,991	1,626,176	118.4%

Operating income	467,716	246,082	90.1%	271,718	72.1%	1,293,664	471,800	174.2%

Non-operating income
Investment income	25,543	27,766	(8.0)%	117,895	(78.3)%	504,001	36,930	NM
Interest and dividend income	22,262	12,742	74.7%	20,109	10.7%	74,466	29,419	153.1%
Interest expense	(18,389)	(3,895)	372.1%	(9,815)	87.4%	(49,412)	(9,916)	398.3%

Total non-operating income	29,416	36,613	(19.7)%	128,189	(77.1)%	529,055	56,433	NM

Income before income taxes and non-controlling interest	497,132	282,695	75.9%	399,907	24.3%	1,822,719	528,233	245.1%
Income taxes	165,747	99,500	66.6%	63,168	162.4%	463,832	189,463	144.8%

Income before non-controlling interest	331,385	183,195	80.9%	336,739	(1.6)%	1,358,887	338,770	301.1%
Non-controlling interest	8,946	13,773	(35.0)%	81,539	(89.0)%	363,615	16,168	NM

Net income	$322,439	$169,422	90.3%	$255,200	26.3%	$995,272	$322,602	208.5%

Weighted-average shares outstanding (c)
Basic	128,449,943	129,040,518	(0.5)%	128,161,027	0.2%	128,488,561	80,638,167	59.3%
Diluted	132,578,679	131,853,835	0.5%	131,316,455	1.0%	132,088,810	83,358,394	58.5%
Earnings per share (c)
Basic	$2.51	$1.31	91.6%	$1.99	26.1%	$7.75	$4.00	93.8%
Diluted	$2.43	$1.28	89.8%	$1.94	25.3%	$7.53	$3.87	94.6%
Dividends paid per share	$0.67	$0.42	59.5%	$0.67	0.0%	$2.68	$1.68	59.5%
Supplemental information:
Operating income, as adjusted (a)	$489,212	$326,454	49.9%	$423,656	15.5%	$1,559,423	$688,108	126.6%
Operating margin, GAAP	32.4%	24.2%	33.9%	20.9%	55.0%	26.7%	22.5%	18.7%
Operating margin, as adjusted (a)	38.8%	37.8%	2.6%	37.7%	2.9%	37.5%	36.7%	2.2%
Net income, as adjusted (b)	$333,748	$211,733	57.6%	$300,079	11.2%	$1,079,694	$444,703	142.8%
Diluted earnings per share, as adjusted (b) (c)	$2.52	$1.61	56.5%	$2.29	10.0%	$8.17	$5.33	53.3%

NOTE: Certain prior period information has been reclassified to conform to current period presentation.

NM—Not meaningful

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(Unaudited)

(a) BlackRock reports its financial results on a GAAP basis, however management believes that evaluating the Company’s ongoing operating results may not be as useful if investors are limited to reviewing only GAAP financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of BlackRock’s financial performance over time. BlackRock’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Operating margin, as adjusted, equals operating income, as adjusted, divided by revenue used for operating margin measurement, as indicated in the table below. As a result of recent changes in BlackRock’s business, management has altered the way it views its operating margin, as adjusted. As such, the calculation of operating income, as adjusted, and operating margin, as adjusted, were modified in the second quarter 2007 primarily to adjust for costs associated with closed-end fund issuances and amortization of deferred sales costs, as shown below. Revenue used for operating margin, as adjusted, for all periods presented includes affiliated and unaffiliated portfolio administration and servicing costs. Certain prior period non-GAAP data has been reclassified to conform to current presentation. Computations for all periods are derived from the Company’s condensed consolidated statements of income as follows:

	Three months ended			Year ended
	December 31,		September 30,	December 31,
	2007	2006	2007	2007	2006
Operating income, GAAP basis	$467,716	$246,082	$271,718	$1,293,664	$471,800
Non-GAAP adjustments:
Termination of closed-end fund administration and servicing arrangements	—	—	128,114	128,114	—
PNC LTIP funding obligation	13,927	13,964	13,613	53,517	50,031
Merrill Lynch compensation contribution	2,500	1,848	2,500	10,000	1,848
MLIM integration costs	923	51,349	6,139	20,201	141,932
Quellos integration costs	320	—	140	460	—
Closed-end fund launch costs	766	6,122	1,875	35,594	11,586
Closed-end fund launch commissions	71	1,987	264	6,029	3,374
Appreciation (depreciation) related to deferred compensation plans	2,989	5,102	(707)	11,844	7,537

Operating income, as adjusted	$489,212	$326,454	$423,656	$1,559,423	$688,108

Revenue, GAAP basis	$1,444,179	$1,018,525	$1,298,079	$4,844,655	$2,097,976
Non-GAAP adjustments:
Portfolio administration and servicing costs	(146,606)	(124,003)	(138,850)	(547,620)	(172,531)
Amortization of deferred sales costs	(29,057)	(25,296)	(28,763)	(108,091)	(29,940)
Reimbursable property management compensation	(6,287)	(4,922)	(7,218)	(26,811)	(22,618)

Revenue used for operating margin measurement, as adjusted	$1,262,229	$864,304	$1,123,248	$4,162,133	$1,872,887

Operating margin, GAAP basis	32.4%	24.2%	20.9%	26.7%	22.5%

Operating margin, as adjusted	38.8%	37.8%	37.7%	37.5%	36.7%

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(Unaudited)

(continued)

(a) (continued)

Management believes that operating income, as adjusted, and operating margin, as adjusted, are effective indicators of management’s ability to effectively employ BlackRock’s resources. As such, management believes that operating income, as adjusted, and operating margin, as adjusted, provide useful disclosure to investors.

Non-GAAP Operating Income Adjustments:

The expense related to the termination of the closed-end fund administration and servicing arrangements with Merrill Lynch has been excluded from operating income, as adjusted, as the termination of the arrangements is deemed non-recurring by management. The portion of the Long-Term Incentive Plan (“LTIP”) expense associated with awards funded through the distribution to participants of shares of BlackRock stock held by PNC and the anticipated Merrill Lynch compensation contribution have been excluded because, exclusive of the impact related to LTIP participants’ put options, these charges do not impact BlackRock’s book value. MLIM and Quellos integration costs consist principally of certain professional fees, rebranding costs and compensation costs related to the integration which were reflected in GAAP operating income. Integration costs have been deemed non-recurring by management and have been excluded from operating income, as adjusted, to help ensure the comparability of this information to prior periods. Closed-end fund launch costs and commissions have been excluded from operating income, as adjusted, because such costs can fluctuate considerably and revenues associated with the expenditure of such costs will not fully impact the Company’s results until future periods. As such, management believes that operating margins exclusive of these costs are more representative of the operating performance for the respective periods. Compensation expense associated with appreciation (depreciation) on assets related to certain BlackRock deferred compensation plans has been excluded as returns on investments for these plans are reported in non-operating income.

Non-GAAP Revenue Adjustments:

Portfolio administration and servicing costs have been excluded from revenue used for operating margin, as adjusted, because the Company receives offsetting revenue and expense for these services. Amortization of deferred sales costs are excluded from revenue used for operating margin measurement, as adjusted, because such costs offset distribution fee revenue earned by the Company. Reimbursable property management compensation represents compensation and benefits paid to certain BlackRock Realty Advisors, Inc. (“Realty”) personnel. These employees are retained on Realty’s payroll when certain properties are acquired by Realty’s clients. The related compensation and benefits are fully reimbursed by Realty’s clients and have been excluded from revenue used for operating margin, as adjusted, because they bear no economic cost to BlackRock.

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(Unaudited)

(continued)

(b) BlackRock reports its financial results on a GAAP basis, however management believes that evaluating the Company’s ongoing operating results may not be as useful if investors are limited to reviewing only GAAP-basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and for the reasons described below, considers them to be effective indicators, for both management and investors, of BlackRock’s financial performance over time. BlackRock’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

	Three months ended			Year ended
	December 31,		September 30,	December 31,
	2007	2006	2007	2007	2006
Net income, GAAP basis	$322,439	$169,422	$255,200	$995,272	$322,602
Non-GAAP adjustments, net of tax
Termination of closed-end fund administration and servicing arrangements	—	—	81,993	81,993	—
PNC LTIP funding obligation	8,913	8,797	8,712	34,251	31,520
Merrill Lynch compensation contribution	1,600	1,164	1,600	6,400	1,164
MLIM integration costs	591	32,350	3,929	12,929	89,417
Quellos integration costs	205	—	90	294	—
Corporate income tax reductions	—	—	(51,445)	(51,445)	—

Net income, as adjusted	$333,748	$211,733	$300,079	$1,079,694	$444,703

Diluted weighted average shares outstanding (c)	132,578,679	131,853,835	131,316,455	132,088,810	83,358,394

Diluted earnings per share, GAAP basis (c)	$2.43	$1.28	$1.94	$7.53	$3.87

Diluted earnings per share, as adjusted (c)	$2.52	$1.61	$2.29	$8.17	$5.33

Management believes that net income, as adjusted, and diluted earnings per share, as adjusted, are effective measurements of BlackRock’s profitability and financial performance. The termination of the closed-end fund administration and servicing arrangements with Merrill Lynch has been excluded from net income, as adjusted, as the termination of the arrangements is deemed non-recurring by management. The portion of the LTIP expense associated with awards funded through the distribution to participants of shares of BlackRock stock held by PNC and the anticipated Merrill Lynch compensation contribution have been excluded from net income, as adjusted, and diluted earnings per share, as adjusted, because, exclusive of the impact related to LTIP participants’ put options, these charges do not impact BlackRock’s book value. MLIM and Quellos integration costs reflected in GAAP net income have been deemed non-recurring by management and have been excluded from net income, as adjusted, and diluted earnings per share, as adjusted, to help ensure the comparability of this information to prior reporting periods. Integration costs consist principally of compensation costs, professional fees and rebranding costs incurred in conjunction with the integrations. The United Kingdom and Germany, during third quarter 2007, enacted legislation reducing corporate income taxes, effective in April and January of 2008, respectively, which resulted in a revaluation of certain deferred tax liabilities. The resulting decrease in income taxes has been excluded from net income, as adjusted, as it is non-recurring and to ensure comparability to prior reporting periods.

(c) Series A non-voting participating preferred stock is considered to be common stock for purposes of earnings per share calculations.

Attachment II

BlackRock, Inc.

Summary of Revenues

(Dollar amounts in thousands)

(unaudited)

	Three months ended December 31,		% Change	Three months ended September 30, 2007	% Change	Year ended December 31,		% Change
	2007	2006				2007	2006
Investment advisory and administration fees
Equity and balanced	$622,397	$459,496	35.5%	$580,302	7.3%	$2,202,076	$625,390	252.1%
Fixed income	246,335	223,177	10.4%	230,373	6.9%	917,390	590,225	55.4%
Cash management	157,101	109,374	43.6%	128,381	22.4%	519,733	202,515	156.6%
Alternative investment products	133,678	70,920	88.5%	87,374	53.0%	370,862	180,611	105.3%

Investment advisory base fees	1,159,511	862,967	34.4%	1,026,430	13.0%	4,010,061	1,598,741	150.8%
Investment advisory performance fees	152,670	39,914	282.5%	149,382	2.2%	350,188	242,282	44.5%

Total investment advisory and administration fees	1,312,181	902,881	45.3%	1,175,812	11.6%	4,360,249	1,841,023	136.8%

Distribution fees	33,055	28,726	15.1%	32,310	2.3%	123,052	35,903	242.7%

BlackRock Solutions	61,969	45,473	36.3%	47,683	30.0%	198,262	147,987	34.0%
Other revenue	36,974	41,445	(10.8)%	42,274	(12.5)%	163,092	73,063	123.2%

Total other revenue	98,943	86,918	13.8%	89,957	10.0%	361,354	221,050	63.5%

Total revenue	$1,444,179	$1,018,525	41.8%	$1,298,079	11.3%	$4,844,655	$2,097,976	130.9%

NOTE: Certain prior period information has been reclassified to conform to current period presentation.

BlackRock, Inc.

Summary of Non-Operating Income

(Dollar amounts in thousands)

(unaudited)

	Three months ended December 31,		% Change	Three months ended September 30, 2007	% Change	Year ended December 31,		% Change
	2007	2006				2007	2006
Total non-operating income	$29,416	$36,613	(19.7)%	$128,189	(77.1)%	$529,055	$56,433	NM
Non-controlling interest	(8,946)	(13,773)	(35.0)%	(81,539)	(89.0)%	(363,615)	(16,168)	NM

Total non-operating income, net of non-controlling interest	$20,470	$22,840	(10.4)%	$46,650	(56.1)%	$165,440	$40,265	NM

	Three months ended December 31,		% Change	Three months ended September 30, 2007	% Change	Year ended December 31,		% Change
	2007	2006				2007	2006
Non-operating income
Interest and dividend income	$22,262	$12,742	74.7%	$20,109	10.7%	$74,466	$29,419	153.1%
Net gain (loss) on investments, net of non-controlling interest
Private equity[1]	9,656	64	NM	12,413	(22.2)%	64,971	64	NM
Real estate	7,384	596	NM	26,915	(72.6)%	36,756	1,030	NM
Other alternative products	13,161	5,185	153.8%	(4,940)	NM	30,800	7,369	318.0%
Other investments[2]	(11,604)	6,662	(274.2)%	1,968	NM	9,859	12,353	(20.2)%

Total net gain (loss) on investments, net of non-controlling interest	18,597	12,507	48.7%	36,356	(48.8)%	142,386	20,816	NM
Other non-controlling interest[3]	(2,000)	1,486	(234.6)%	—	NM	(2,000)	(54)	NM
Interest expense	(18,389)	(3,895)	372.1%	(9,815)	87.4%	(49,412)	(9,916)	398.3%

Total non-operating income, net of non-controlling interest	$20,470	$22,840	(10.4)%	$46,650	(56.1)%	$165,440	$40,265	310.9%

[1]	Includes earnings on BlackRock’s limited partnership investments in private equity funds.
[2]	Includes investments related to equity, fixed income, CDOs, deferred compensation arrangements and BlackRock’s seed capital hedging program.
[3]	Includes non-controlling interest related to non-investment activities.

NM—Not meaningful

Attachment III

BlackRock, Inc.

Assets Under Management

(Dollar amounts in millions)

(unaudited)

Summary

				Variance
	December 31, 2007	September 30, 2007	December 31, 2006	Qtr to Qtr	YTD
Fixed income	$513,020	$509,750	$448,012	1%	15%
Cash management	313,338	290,748	235,768	8%	33%
Equity and balanced	459,182	454,162	392,708	1%	17%
Alternative investment products	71,104	44,896	48,139	58%	48%

Total	$1,356,644	$1,299,556	$1,124,627	4%	21%

Fourth Quarter Component Changes

	September 30, 2007	Net subscriptions (redemptions)	Acquisitions/ Reclassifications [1]	FX 2	Market appreciation (depreciation)	December 31, 2007
Fixed income	$509,750	$(5,978)	$0	$204	$9,044	$513,020
Cash management	290,748	22,182	—	23	385	313,338
Equity and balanced	454,162	10,814	—	(48)	(5,746)	459,182
Alternative investment products	44,896	3,708	21,868	(27)	659	71,104

Total	$1,299,556	$30,726	$21,868	$152	$4,342	$1,356,644

Year to Date Component Changes

	December 31, 2006	Net subscriptions (redemptions)	Acquisitions/ Reclassifications [1]	FX 2	Market appreciation (depreciation)	December 31, 2007
Fixed income	$448,012	$27,196	$14,037	$3,684	$20,091	$513,020
Cash management	235,768	75,272	0	365	1,933	313,338
Equity and balanced	392,708	23,489	0	7,969	35,016	459,182
Alternative investment products	48,139	11,682	7,831	360	3,092	71,104

Total	$1,124,627	$137,639	$21,868	$12,378	$60,132	$1,356,644

[1]

Data reflects the reclassification of $14.0 billion of fixed income oriented absolute return and structured product alternatives to fixed income, as well as the net assets acquired in the Quellos acquisition on October 1, 2007.

[2]	FX reflects the impact of converting non-dollar denominated AUM into USD for reporting.

NOTE: Certain prior period information has been reclassified to conform to current period presentation.